UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 05, 2026

Fulcrum Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38978	47-4839948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Landsdowne Street
Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 651-8851

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FULC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 31, 2026, the board of directors, or Board, of Fulcrum Therapeutics, Inc., or Fulcrum, approved a restructuring plan to significantly reduce Fulcrum’s operating expenses and preserve capital following the discontinuation of development of pociredir for the treatment of sickle cell disease.

In connection therewith, on June 5, 2026, the compensation committee of the Board approved certain cash retention payments to Fulcrum’s nine remaining full-time employees, including each of Alex C. Sapir, Fulcrum’s President and Chief Executive Officer and Curtis Oltmans, Fulcrum’s Chief Legal Officer and Head of External Affairs, and on June 11, 2026, to Alan Musso, Fulcrum’s Chief Financial Officer, in an amount of $370,040, $195,480, and $195,200, respectively, in each case payable, in cash, upon the earlier to occur of (x) a “Change in Control” (as defined in each of their respective employment agreements) and (y) termination of employment other than for “Cause” prior to a “Change in Control” provided that the Board (in the case of Mr. Sapir) and either the Board or Chief Executive Officer (in the case of Mr. Musso and Mr Oltmans) determines that he has satisfied his transitional duties.

In addition, the compensation committee of the Board also approved the provision of “Change in Control” benefits for all remaining employees at the Vice President and above level, if the employee is terminated other than for “Cause” within six months immediately prior to a “Change in Control” and provided that the Board or Chief Executive Officer determines that he or she has satisfied his or her transitional duties.

Accordingly, the respective employment agreements of each of Mr. Sapir and Mr. Oltmans were amended effective as of June 5, 2026, and in the case of Mr. Musso, on June 11, 2026, to provide for both the payment of the retention bonus (as described above), and to provide that if a “Change in Control” (as defined in his respective employment agreement) occurs within six months of his respective termination of employment other than for “Cause” (as defined in his respective employments) and the Board (in the case of Mr. Sapir) and either the Board or Chief Executive Officer (in the case of Mr. Musso and Mr. Oltmans) determines that he has satisfied his transitional duties, then he would be entitled to payment of the incremental additional “Change in Control” benefits provided in section 7(c) of his respective employment agreement.

Mr. Sapir’s, Mr. Musso’s, and Mr. Oltman’s employment agreements are filed as Exhibits 10.18, 10.19, and 10.20, respectively, to Fulcrum’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on February 24, 2026, and a description of the terms of such agreements, including the severance payments in connection with a termination or “Change in Control” is included in Fulcrum’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2026, which descriptions are incorporated herein by reference. Fulcrum intends to file copies of the amendments to the employment agreements as exhibits to its quarterly report on Form 10-Q for the period ending June 30, 2026.

On June 10, 2026, Fulcrum and Greg Tourangeau, Fulcrum’s Vice President, Finance and principal accounting officer, mutually agreed that Mr. Tourangeau will depart from his position at Fulcrum on a date to be agreed between Mr. Tourangeau and Fulcrum. Mr. Tourangeau’s departure is not the result of any disagreement with the Company regarding its financial statements, accounting policies, internal controls, disclosure controls, or any other accounting or financial reporting matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULCRUM THERAPEUTICS, INC.

Date:	June 11, 2026	By:	/s/ Alex C. Sapir
Name: Alex C. Sapir Title: President and Chief Executive Officer